Exhibit (a)(6)

For Further Information Contact:
Dickerson Wright, Chairman & CEO
MaryJo O’Brien, Vice President
U.S. Laboratories Inc.
(858) 715-5800
mobrien@uslaboratories.com

FOR IMMEDIATE RELEASE

U.S. Laboratories Inc. Reports Filing of Amendment to its Solicitation/Recommendation Statement With Respect to Proposed Acquisition of U.S. Laboratories Inc. By Bureau Veritas, S.A.

SAN DIEGO, CALIFORNIA, September 13, 2002—U.S. Laboratories Inc. (NASDAQ: USLB) announced that on September 12, 2002, it reached an agreement in principle with plaintiffs to settle litigation commenced in August 2002 against the Company and members of its Board of Directors alleging that the Company’s Board in approving the previously announced $14.50 cash tender offer for all outstanding shares of common stock of U.S. Laboratories Inc. by Bureau Veritas, S.A. violated the Board’s fiduciary duties to stockholders. The final settlement of the litigation is subject to court approval. Consummation of the tender offer still remains subject to certain conditions, including the condition that at least a majority of the shares of common stock of U.S. Laboratories Inc. on a fully diluted basis are validly tendered and not withdrawn.

The Company also reported that on September 12, 2002 it amended its solicitation/recommendation statement on Schedule 14D-9 to report the agreement in principle with plaintiffs to settle the litigation, to report the agreement of Bureau Veritas to limit the termination fee it will be entitled to in the event that the Company accepts a superior proposal to out-of-pocket fees, costs and expenses, and to summarize the analysis performed by the Company’s financial advisor in connection with the preparation of the fairness opinion provided by it to the Company’s Board of Directors. The Company had previously provided its financial advisor with certain non-public business and financial information in connection with its preparation of the opinion. The information included the following projections of revenues and earnings before interest and income taxes. The Company’s projections provided to the financial advisor for the year ended December 31, 2002 were lower, and the projections for the years ended December 31, 2003 and 2004 were higher, than the projections earlier furnished to Bureau Veritas and which were included in Bureau Veritas’ Offer to Purchase. The Company’s projections provided to its financial advisor included estimates based on possible future acquisitions.

	Year ended

	12/31/2002	12/31/2003	12/31/2004

Revenues	$82,400,000	$109,700,000	$133,200,000

EBIT (1)	$9,800,000	$13,425,000	$16,625,000

(1) Earnings before interest and income taxes.

The Company normally does not prepare projections beyond its one-year budgeting period, and these projections were not prepared with a view to public disclosure or to comply with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. These projections should be read together with the financial statements of the Company that can be obtained from the Securities and Exchange Commission. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and accordingly assume no responsibility for them.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, September 19, 2002, unless the offer is extended. The offer is made only pursuant to the Offer to Purchase and the related Letter of Transmittal. The complete terms and conditions of the offer are set forth in the Offer to Purchase, copies of which are available by contacting the information agent, Georgeson Shareholder Communications, Inc. at 800-840-6288.

U.S. Laboratories Inc. is a quality control specialty services company to the construction, energy, public works, defense, aerospace and related engineering and architectural design industries for private commercial clients, public interest clients and public sector clients. U.S. Laboratories Inc. specializes in working with various federal, state and local government authorities, energy and utility suppliers, nationally recognized corporations and a broad range of education and medical facilities.

U.S. Laboratories Inc. Cautionary Statement Regarding Forward-Looking Information

The transaction described in this press release is not yet completed and is subject to a minimum tender condition as well as other closing conditions for the benefit of Bureau Veritas. In addition, certain statements made in this news release, including statements using the terms “expected,” “will,” “plans” and other words of similar expression and meaning and the financial projections, are “forward-looking statements” based on assumption about the future, which are subject to risks and uncertainties. Such forward-looking statements are based on the beliefs of U.S. Laboratories’ management, as well as assumptions made by and information currently available to, U.S. Laboratories’ management and are subject to certain risks or uncertainties. U.S. Laboratories cautions readers of this press release that numerous factors could cause U.S. Laboratories’ actual results, performance or achievements in 2002 and beyond to differ materially from the results, performance or achievements expressed in, or implied by, such forward-looking statements. Investors should refer to documents that U.S. Laboratories files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, U.S. Laboratories’ Form 10-KSB, Form 10-Q and Form 8-K reports.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of U.S. Laboratories Inc. Bureau Veritas, S.A. has filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission and U.S. Laboratories Inc. has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Investors and U.S. Laboratories Inc. stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the U.S. Laboratories Inc. solicitation/recommendation statement because they contain important information. These documents are available at no charge at the SEC’s Web site www.sec.gov and may also be obtained by calling (800) 732-0330.